Exhibit 21

SUBSIDIARIES OF COMSTOCK RESOURCES, INC.

Name	Incorporation	Business Name
Comstock Oil & Gas GP, LLC	Nevada	Comstock Oil & Gas GP, LLC
Comstock Oil & Gas Investments, LLC	Nevada	Comstock Oil & Gas Investments, LLC
Comstock Air Management, LLC(1)	Nevada	Comstock Air Management, LLC
Comstock Oil & Gas, LP(2)	Nevada	Comstock Oil & Gas, LP
Comstock Oil & Gas Holdings, Inc.(3)	Nevada	Comstock Oil & Gas Holdings, Inc.
Comstock Oil & Gas – Louisiana, LLC(4)	Nevada	Comstock Oil & Gas – Louisiana, LLC

(1)	Comstock Resources, Inc. owns an 80% interest in Comstock Air Management, LLC
(2)	Comstock Oil & Gas GP, LLC is the general partner and Comstock Oil & Gas Investments, LLC is the limited partner of this partnership
(3)	100% owned by Comstock Oil & Gas, LP
(4)	100% owned by Comstock Oil & Gas Holdings, Inc.